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                                  EXHIBIT 5.1

                                 July 11, 1996


IQ Software Corporation
3295 River Exchange Drive
Suite 550
Norcross, Georgia 30092

Gentlemen:

         We have acted as counsel to IQ Software Corporation ("Company") in connection with the proposed offering and sale by the 3i Group, plc, David A. Cormack and Martyn Adams (collectively "Selling Shareholder"), of not more than 118,083 shares ("Shares") of the Company's common stock, par value $.0001/3 per share ("Common Stock").

         In the capacity described above, we have examined originals (or copies certified or otherwise identified to our satisfaction) of the Company's Registration Statement on Form S-3 ("Registration Statement"), the form of Common Stock certificate, the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, the Agreement between the Shareholders of Soft Systems, Limited (including the Selling Shareholder) and the Company dated September 29, 1995 pursuant to which the Selling Shareholder acquired the Shares and were granted registration rights, corporate and other documents, records and papers, certificates of public officials and certificates of officers of the Company. In such examination we have also assumed the genuineness of all documents submitted to us and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

         On the basis of such examination, it is our opinion that the Shares are duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related prospectus.

                                  Very truly yours,



                                  /s/ GLASS, McCULLOUGH, SHERRILL & HARROLD